Exhibit 99.1

For Immediate Release
September 29, 2016

Commission Approves Order in PNM General Rate Case

(ALBUQUERQUE, N.M.) – The New Mexico Public Regulation Commission (Commission) approved a final order on Sept. 28, 2016 in the general rate case filing of Public Service Co. of New Mexico (PNM), a wholly owned subsidiary of PNM Resources (NYSE: PNM). PNM made the filing with the Commission on Aug. 27, 2015 for a $121.5 million non-fuel increase to its revenue requirement.

The Order adopts a non-fuel revenue requirement increase of $61 million, an average rate base of $2,263 million and is largely based on the Hearing Examiner’s Aug. 4 Recommended Decision. However, the Order permits recovery of the 64 MWs of previously leased Palo Verde Nuclear Generation Station (PVNGS) Unit 2 capacity at $1,306 per kW, while excluding leasehold improvements and common plant associated with this capacity. The Order also permits the recovery of the lease and property tax expenses associated with the five remaining Palo Verde leases and reduces the amount of depreciation expense from the Recommended Decision by $5 million.

“We appreciate that the Commission’s Order corrects some aspects of the Hearing Examiner’s recommendation related to the Palo Verde Nuclear Generating Station,” said Pat Vincent-Collawn, PNM Resources’ chairman, president and CEO. “We are, however, disappointed that the Commission discounted the value of these critical carbon-free assets and did not approve recovery of the Balanced Draft technology for the San Juan Generating Station required by the New Mexico Environment Department. After completing our review of the final written Order, we will appeal these items and any other appropriate issues to the New Mexico Supreme Court.”

PNM plans to implement the rates granted in the ruling in October. The Order includes the following key factors:

Commission Order:	PNM’s Request:
9.575% return on equity	10.5% return on equity
Inclusion of the 64 MWs of previously leased PVNGS Unit 2 capacity in rate base at $1,306 per kW(1)	Inclusion of the 64 MWs of previously leased PVNGS Unit 2 capacity in rate base at $2,550 per kW(2)
Exclusion of leasehold improvements and common plant associated with the 64 MWs of previously leased PVNGS Unit 2 capacity	Inclusion of leasehold improvements and common plant associated with the 64 MWs of previously leased PVNGS Unit 2 capacity at $26.1 million
Exclusion of the San Juan Generating Station balanced draft technology in rate base	Inclusion of the San Juan Generating Station balanced draft technology in rate base at $38.9 million

(1)	Results in a 13-month average rate base of $54.7 million

(2)	Represents a September 30, 2016 ending rate base of $152.8 million

(MORE)

Exhibit 99.1

Commission Order                9-29-16                    p. 2 of 2
The Order is available at http://www.pnmresources.com/investors/rates-and-filings.aspx.

Although the New Mexico Supreme Court is not required to rule on an appeal by a specific date, a decision will likely be made within 18 months. If the Court rules in favor of PNM, the matter will return to the Commission for action consistent with the Court’s ruling.

The Company will evaluate the accounting impacts of the Order. Any write offs that are determined to be necessary under generally accepted accounting principles will be recorded as required.

Background:
PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with 2015 consolidated operating revenues of $1.4 billion. Through its regulated utilities, Public Service Company of New Mexico (PNM) and Texas-New Mexico Power Company (TNMP), PNM Resources has approximately 2,787 megawatts of generation capacity and provides electricity to more than 760,000 homes and businesses in New Mexico and Texas. For more information, visit the company's website at www.PNMResources.com.

CONTACTS:

Analysts                    Media
Jimmie Blotter                    Pahl Shipley
(505) 241-2227                (505) 241-2782

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements made in this news release that relate to future events or PNM Resources, Inc.’s (“PNMR”), Public Service Company of New Mexico’s (“PNM”), or Texas-New Mexico Power Company’s (“TNMP”) (collectively, the “Company”) expectations, projections, estimates, intentions, goals, targets, and strategies are made pursuant to the Private Securities Litigation Reform Act of 1995. Readers are cautioned that all forward-looking statements are based upon current expectations and estimates. PNMR, PNM, and TNMP assume no obligation to update this information. Because actual results may differ materially from those expressed or implied by these forward-looking statements, PNMR, PNM, and TNMP caution readers not to place undue reliance on these statements. PNMR's, PNM's, and TNMP's business, financial condition, cash flow, and operating results are influenced by many factors, which are often beyond their control, that can cause actual results to differ from those expressed or implied by the forward-looking statements. For a discussion of risk factors and other important factors affecting forward-looking statements, please see the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which factors are specifically incorporated by reference herein.

(END)